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                                                                     EXHIBIT 3.1

              SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                             EMS TECHNOLOGIES, INC.

                                   ARTICLE ONE

                                      NAME

      The name of the corporation is EMS Technologies, Inc.

                                   ARTICLE TWO

                                 CAPITALIZATION

      The corporation shall have the authority, exercisable by its Board of Directors, to issue up to 75,000,000 shares of Common Stock, $.10 par value per share, and 10,000,000 shares of Preferred Stock, $1.00 par value per share, which shall be established and designated from time to time by the Board of Directors in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The holders of the outstanding shares of a class of stock shall not be entitled to vote as a separate class upon a proposed amendment to these Articles of Incorporation that is solely for the reason of increasing or decreasing the aggregate number of authorized shares of such class, and the number of such shares may be increased or decreased without such a vote, subject to such votes as shall otherwise be required by applicable law for the amendment of these Articles of Incorporation.

                                  ARTICLE THREE

                        LIMITATION OF DIRECTOR LIABILITY

      No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

      (a) any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

      (b) acts or omissions which involve intentional misconduct or a knowing violation of law;

      (c) the types of liability set forth in Section 14-2-832 (or any successor or redesignation to this provision) of the Georgia Business Corporation Code (the "Code"); or

      (d) any transaction from which the director received an improper personal benefit.

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            If at any time the Code is amended to authorize the further limitation or elimination of the liability of a director, then the liability of each director of the corporation shall be limited or eliminated to the fullest extent permitted by the Code, as amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

            Any repeal or modification of the provisions of this Article Three by the shareholders of this corporation shall not adversely affect any right of a director or officer of the corporation existing at the time of such repeal or modification.

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